Exhibit 99.1
Triple-S Management Corporation
San Juan, PR 00920
1441 Ave. F.D. Roosevelt
www.triplesmanagement.com
FOR FURTHER INFORMATION

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román	Kathy Waller
Finance Vice President & CFO	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708
Triple-S to Acquire American Health, Inc.
SAN JUAN, PR, January 25, 2011 — Triple-S Management Corporation (NYSE: GTS) today announced that Triple-S Salud, Inc. (Triple-S), its managed care subsidiary, has entered into a definitive agreement to acquire all of the outstanding capital stock of Socios Mayores en Salud Holdings, Inc. (“SMSH”), the parent company of American Health, Inc., a provider of Medicare Advantage (MA) services to over 40,000 dual and non-dual eligible members in Puerto Rico.
Triple-S will acquire SMSH, a privately owned company, for approximately $82.0 million in a transaction funded with unrestricted cash. For the twelve months ended December 31, 2010, American Health reported premium revenue of approximately $380 million. Triple-S expects the transaction to close on or before February 28, 2011 and be accretive to earnings this year.
While the transaction has received the required Puerto Rico regulatory approval, it is still subject to other usual and customary conditions, including SMSH stockholder approval.
Commenting on the transaction, Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corp., said, “We are pleased to welcome American Health, its members, providers and employees to our organization. This acquisition positions us for continued growth in the Medicare Advantage segment and is consistent with our long-term strategy. We anticipate that the premium revenue and efficiencies resulting from this acquisition will compensate for the impact of future CMS rate adjustments; it also enables us to offset administrative costs from the loss of the local Government Health Care Reform (Medicaid) contract by redeploying our capital into a more profitable business. We plan on retaining American Health’s core expertise, particularly in medical management and provider relations, to expand Triple-S’ existing book of business and to develop new products.”

Press Release
Triple-S to Acquire American Health, Inc.

Ruiz-Comas continued, “We will host our fourth-quarter results and 2011 outlook conference call on February 9, 2011. At that time, we expect to provide greater detail about the American Health acquisition.”
Joseph R. Driscoll, Chief Executive Officer of SMSH, added, “We are very pleased to join Triple-S. This union will solidify both companies’ Medicare Advantage programs by improving on our already strong growth, mutual commitment to and relationships with physicians, outstanding service to our members, and strong financial capabilities. We are proud to be part of this transaction and appreciate Triple-S’ pledge to continue developing our strong program and leveraging our devoted employees.”
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial and Medicare markets under the Blue Cross and Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.
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